Exhibit 99.1

WFN CREDIT COMPANY, LLC SUCCESSFULLY COMPLETES CONSENT
SOLICITATION

Columbus, Ohio – August 15, 2018 – WFN Credit Company, LLC ("WFN Credit") today announced that it has successfully completed its previously announced solicitation of the direction and consent (the "Consent Solicitation") of the holders of the following series of asset-backed notes (the "Subject Notes") issued by World Financial Network Credit Card Master Note Trust (the "Issuer"):

Series	Class	CUSIP	Note Principal Balance
Series 2012-A	Class A	981464 CW8	$412,500,000
Series 2012-C	Class A	981464 DG2	$200,000,000
	Class M	981464 DL1	$10,000,000
	Class B	981464 DH0	$12,666,000
	Class C	981464 DJ6	$33,334,000
Series 2012-D	Class A	981464 DM9	$350,000,000
	Class M	981464 DR8	$17,500,000
	Class B	981464 DN7	$22,166,000
Series 2015-B	Class A	981464 EY2	$475,000,000
Series 2016-A	Class A	981464 FJ4	$650,000,000
	Class M	981464 FK1	$32,500,000
Series 2016-C	Class A	981464 FU9	$350,000,000
	Class M	981464 FY1	$21,875,000
Series 2017-A	Class A	981464 FZ8	$400,000,000
Series 2017-B	Class A	981464 GC8	$400,000,000
Series 2017-C	Class A	981464 GH7	$550,000,000
	Class M	981464 GJ3	$42,167,000
Series 2018-A	Class A	981464 GL8	$525,000,000

The Consent Solicitation was made in accordance with the terms and subject to the conditions set forth in a Consent Solicitation Statement, dated August 7, 2018. The Consent Solicitation expired at 5:00 p.m., New York City time, on August 14, 2018 (the "Expiration Date").

The Consent Solicitation related to the direction and consent (each a "Consent") of holders of the Subject Notes with respect to (i) the proposed removal from World Financial Network Credit Card Master Trust (the "Receivables Trust") of private label credit card accounts relating to The Bon-Ton Stores, Inc. credit card program and the reassignment to WFN Credit of all receivables relating to such accounts and (ii) the adoption of a proposed amendment to the pooling and servicing agreement governing the Receivables Trust (the "Proposed Amendment") to permit the Proposed Account Removal.

The Proposed Amendment is expected to become effective on August 16, 2018.  If the Proposed Amendment becomes effective and certain other conditions described in the Consent Solicitation Statement are satisfied, holders of Subject Notes who validly delivered (and did not validly revoke) Consents will receive a consent fee equal to $0.50 for each $1,000 principal amount of Subject Notes for which Consents were validly delivered (and not validly revoked) prior to the Expiration Date.  WFN Credit expects that payment of the consent fee will be made to The Depository Trust Company for distribution to consenting holders no later than August 16, 2018.

RBC Capital Markets, LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as the solicitation agents for the Consent Solicitation, and D.F. King Co., Inc. served as the information agent and the tabulation agent for the Consent Solicitation.

About WFN Credit and Comenity Bank

WFN Credit is the depositor for the asset-backed securities transactions of the Issuer, and is a wholly-owned, direct subsidiary of Comenity Bank, which acts as sponsor of such transactions.

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